North Bohemian Heating Plants
                          -----------------------------

                               Joint Stock Company
                               -------------------

                                      Most
                                      ----





                             ARTICLES OF ASSOCIATION




               as approved by the General Meeting of Shareholders

                             held on April 24, 1997

1.       Name Registered Office, Origin and Period of the Company
         --------------------------------------------------------

1.1      Company name:          Severoceske teplarny a.s.
                                (North Bohemian Heating Plants JSC)
                                (abbreviation: SCT, a.s.)

1.2      Registered office:     Most, J. Seiferta 2179

1.3 The joint stock company was founded by the Fund of National Property of the Czech Republic as the only founder having its principal office at Gorkeho namesti 32; Praha 1, in a single act on the basis of Foundation Charter of 28th April 1992 comprising the Founder's decision in accordance with Section 172 of the Law No. 513/1991 Digest. The Company was established on 1st May 1992 and has been recorded in the Commercial Register held with the Regional Court in Usti nad Labem.

1.4      The Company has been established for an indefinite period of time.

2.       Scope of Business
         -----------------

The scope of business of the Company is as follows:

         -        generation, distribution, purchase, and sale of heat;
         - formal measurements - measurement of solid and gaseous emissions, heat measurement;
         - technical and thermal measurements on heat equipment in addition to formal measurements;
         -        calibration of  thermometers  and pressure  gauges;
         -        inspection and tests of stated  gas  equipment;
         -        installation  of  compact  transit stations;
         -        enterprising in the field of waste management;
         -        advisory services in the area of organization and economy;
         -        rental of tangible investment  property;
         -        automated data  processing;
         -        administrative services;
         -        trading - purchase of goods to be sold and sale of goods.

3.       Acting on behalf of the Company
         -------------------------------

The Board of Directors acts on behalf of the Company, and that either all members of the Board of Directors jointly or one of the members who has been authorized in writing by the Board of Directors.

Signing on behalf of the Company is carried out in such a way that either all members of the Board of Directors jointly or Deputy Chairman and one of the members or a single member who has been authorized to do it by the Board of Directors put their signatures to the name or seal of the Company.

The proxy signs in such a way that he/she puts his/her signature and an addition identifying the procuration to the written business name or seal of the Company.

Employees appointed to specific duties by the company are authorized according to Section 15 of the Commercial Code to all transactions normally associated with this duty.

4.       Basic Capital and Shares
         ------------------------

4.1 Basic capital of the Company is 1,133,279 thousand CZK (in words one billion one hundred and thirty three million two hundred and seventy nine thousand Czech crowns) and is divided into 1,133,279 shares of nominal value of 1,000 CZK each that have been issued as book entry shares.

         The basic capital of the Company is completely paid off.

         All shares are the bearer shares and marketable in public.

4.2 The company may acquire own shares according to Section 161 and following paragraphs of the Commercial Code only.

5.       Company Bodies
         --------------

The Company has the following bodies:

-        General Meeting;
-        Board of Directors;
-        Supervisory Board.

6.       General Meeting
         ---------------

The General Meeting is the highest body of the Company. The shares ownership gives the right to the shareholders to participate and vote in the general meeting, to require and receive explanations with regard to the Company related matters discussed at the General Meeting, providing these are not part of a trade secret according to Section 17 of the Commercial Code, and to put forward proposals and counterproposals pursuant with the Articles of Association.

6.1      Scope of General Meeting

6.1.1 The scope of the General Meeting includes:

         (a)    decision on Company business plan and its changes;
         (b)    decision on change in Articles of Association;
         (c) decision on increase in the basic capital; the General Meeting can entrust the Board of Directors to make a decision to increase the basic capital under the condition given by the Commercial Code and by these Articles;
         (d) decision on decrease in the basic capital or on issue of prior lien or exchangeable bonds;
         (e) election and withdrawal of the members of Board of Directors and Supervisory Board, with exception of the Supervisory Board's member elected by the Company's employees;
         (f) decision on remuneration of the Board of Directors and Supervisory Board's members;
         (g) approval of financial statements, decision on distribution of profit or compensation of loss, and definition of the level and method of payment of dividends and director's fee and allotments to the Company's funds;
         (h) decision on submission of an application for the license to trade with Company's shares in public or on cancellation of the public merchantability;
         (i)    decision on sale of the Company or its part;
         (j) decision on change of type, form or character of shares that have been issued as book entry securities to documents of title and vice versa;
         (k) decision on dissolution of the Company with liquidation and approval of shares in the liquidation balance; decision on transformation, consolidation, merge or division of the Company;
         (l) decision on other matters assigned to the scope of the General Meeting by relevant regulations or by these Articles.


6.2      Convocation of the General Meeting

6.2.1 The General Meeting is taking place at least once in a calendar year, not later than eight months from the last accounting period and is being called by the Board of Directors or by its member, providing the Board of Directors has not ruled on its calling without undue delay, and the Law stipulates the duty to call the General Meeting or providing the Board of Directors does not constitute a quorum in a long run unless stipulated otherwise by the Law.

6.2.2 The shareholders who have owned the bearer shares shall be notified of the General Meeting through a notification in the Trade Bulletin at least 30 days prior to the stated term of the General Meeting.

6.2.3 The Board of Directors shall call the Extraordinary General Meeting in the following cases:

         (a) if it is required by a shareholder or shareholders who have the shares or scrip certificates which nominal value exceeds ten percent of the basic capital of the Company. The request must include all matters to be discussed at the General Meeting; or

         (b) if the Board of Directors finds out that the Company's loss has exceeded the value of a half of the basic capital or that the Company has become bankrupt.

6.2.4 The Board of Directors shall call the Extraordinary General Meeting according to Article 6.2.3 (a) in such a way that it will be held not later than 40 days from the date of receipt of the request for its convocation. In this case the term specified in Article 6.2.2 is shortened to 15 days.

6.2.5    The General Meeting may be also called by:

         (a) the Supervisory Board, if it is in the interests of the Company. In this case the Supervisory Board proposes necessary actions at the General Meeting; or

         (b) shareholder or shareholders who have owned the shares or scrip certificates which nominal value exceeds 10% of the basic capital of the Company, if the Board of Directors fails to meet its obligation according to Article 6.2.3 of the Articles of Association and if they are authorized by a court to call the Extraordinary General Meeting on the basis of their claim.

6.2.6 In case that the General Meeting does not constitute a quorum according to Article 6.3.3, the Board of Directors shall call the Reserve General Meeting. The Reserve General Meeting is called in the way as specified in Article 6.2.2 with the relevant term shortened to 15 days. The notification of the Reserve General Meeting must be published within 15 days from the date of the original General Meeting at the latest. The Reserve General Meeting shall be held within 6 weeks from the date of the original General Meeting, shall have the unchanged agenda and a quorum irrespective of the stipulations of Article 6.3.3 of these Articles of Association.

6.2.7 The General Meeting notification shall include:

         (a)    trade name and registered office of the Company;

         (b)    place, date, and hour of the General Meeting;

         (c)    General Meeting agenda;

         (d)    identification   whether  Ordinary,   Extraordinary  or  Reserve
                General Meeting is called;

         (e)    final date for participation in the General Meeting;

         (f)    other data as stated in general mandatory regulations.

6.2.8    On the request of a shareholder or shareholders as specified in Article
         6.2.3 (a), the Board of Directors shall include the requested matter to the General Meeting's agenda. If the request has been received after notification of the General Meeting Date, the Board of Directors shall publish the addition of the General Meeting's agenda in the way as specified in Article 6.2.2 within 10 days prior to the General Meeting. If such notification has not been possible, the additional matters may be included into the agenda only in participation and with consent of all shareholders of the Company.

6.2.9 The General Meeting may be cancelled or its date postponed provided the change is published in the same way as valid for the General Meeting convocation according to Article 6.2.2, and that at least one week prior to the announced General Meeting Date. The Extraordinary General Meeting may be cancelled or its date postponed if it is requested by the shareholder/shareholders as specified in Article 6.2.3 (a).

6.3      Participation and Voting at the General Meeting and Decision-Making

6.3.1 Each shareholder filed in the extract from the Issuer Registry furnished by the Company to the final day, has the right to take part in the General Meeting. The final day for the participation in the General Meeting is the seventh calendar day before the General Meeting Date. For Reserve General Meeting the Company is required to provide a new extract from the Issuer Registry.

6.3.2 A shareholder can take part in and vote at the General Meeting personally or through a person authorized by him/her in writing. The authorization must include names/trade names and domiciles/registered offices of the shareholder and his/her proxy, and number of votes of the shareholder. The signature of the shareholder must be formally verified. If the shareholder is a natural person, the condition of his/her registration is submission of an identity document (such as identity card). If the shareholder is a legal entity, its statutory body must deliver the extract from the Commercial Register or from similar register and an identity document. In addition, the proxy of the legal entity shall submit formally verified power of attorney. A member of the Board of Directors or Supervisory Board cannot be the proxy of a shareholder.

6.3.3 The shareholders present at the General Meeting put their signatures in the List of Persons Present that must include shareholder's name/trade name, birth certificate number or identification number of organization, domicile/registered office, and number of shares represented by the shareholder.If a shareholder enforces his/her rights through a proxy, the List of Persons Present must include, in addition to the above specified data, also the proxy's name/trade name and domicile/registered office. The power of attorney is added to the List of Persons Present. If the Company denies to register a certain person in the List of Persons Present, it shall make a record of this fact into the List of Persons Present, including the reason for the person's omission.

6.3.4 Members of the Board of Directors and Supervisory Board may take part in the General Meeting, however, they cannot represent the shareholders. The right to attend the General Meeting is also extended to the auditor who verified the company's financial statement.

6.3.5 The General Meeting constitutes a quorum, if the shareholders present personally or through their proxies have owned the shares which value represent more than 30% of the basic capital of the Company. If the General Meeting does not constitute a quorum within sixty minutes from the time stated in its notification as the beginning of the General Meeting, the Board of Directors shall inform the shareholders of the term of the Reserve General Meeting in the way as stated in Article
         6.2.6 of these Articles of Association.

6.3.6 On voting each share represents one vote. No shares or scrip certificates that are not connected with the right to vote or regarding to which the right to vote cannot be exercised are taken into account on evaluation of the General Meeting's capability to make decisions.

6.3.7 The shareholders vote by means of voting slips at the General Meeting, if it is not decided otherwise on discussing the Rule of Procedure of the General Meeting. First it is voted on the Board of Director's proposal, and then, if it has not passed, on other proposals in the sequence they have been put forward.

6.3.8 The General Meeting decides by majority of votes of the shareholders present, providing that the Commercial Code or the Articles of Association are not calling for other majority.

6.3.9 The General Meeting rules with at least two thirds of votes of the present shareholders about:

         a) changes in the Articles of Association not relevant to changes in the Articles of Association in consequence of basic capital increase by the Board of Directors according to Article 10.3,

         b) basic capital increase or basic capital increase entrusted to the Board of Directors according to Article 10.3,

         c) basic capital decrease or the issue of tradable or prioritized obligations,

         d) dissolution of the company through liquidation and an approval of liquidation balance and of transformation, acquisition, merger or company split.

6.3.10 The General Meeting rules with three quarters of votes of the present shareholders about:

         a)     the change of a share form or kind,

         b)     the cancellation of publicly tradable shares,

         c) the elimination or limitation of the preferential right to gain gradable and prioritized obligations,

         d) the elimination or limitation of the preferential right to subscribe new shares according to Section 204 of the Commercial Code,

         e)     the basic capital increase with non-cash deposits.

6.3.11   A notarized record must be made of the decisions  according to Articles
         6.3.9 and 6.3.10.

6.4      General Meeting Procedure

6.4.1 The General Meeting elects its Chairman, Secretary, two Verifiers of the Minutes, and a person/persons charged with counting the votes (scrutineers). The proposal for these functions is put forward at the beginning of the General Meeting by the Chairman of the Board of Directors or by another authorized member of the Board of Directors Chariman of the Board of Directors chairs the General Meeting chairs the till the election of the Chairman of the General Meeting.

         The functions of Chairman of the General Meeting, Secretary and the person charged with counting the votes may be performed by a single person. The function of Verifier of the Minutes is incompatible with the other functions.

6.4.2    The   shareholders  ask  for  explanations  and  submit  proposals  and counterproposals in writing.

6.4.3    Prior to voting on individual items of the agenda:

         a) all explanations must be given and the General Meeting must be informed about all proposals and counterproposals,

         b) the Chairman of the General Meeting announces the vote count the shareholders present on the basis of data obtained from the registration center. If the General Meeting does not constitute a quorum, the Meeting is adjourned for 15 minutes. If the General Meeting is not able to vote even after that time, he closes the Meeting. To negotiate the remaining agenda, the Board of Directors calls an alternate General Meeting.

6.4.4 The registration center is active during the General Meeting negotiations. The shareholder has to report to the registration center which keeps evidence of all present shareholders, of his/her intention to withdraw during the proceedings.

6.4.5 Each shareholder, member of the Board of Directors or the Supervisory Board has the right to alert the General Meeting of inappropriate command by the General Meeting and to request a record of the protest into the Minutes of the General Meeting.

6.4.6 The Minutes of the General Meeting are elaborated according to Section 188 and Section 189 of the Commercial Code. The shareholder has the right to request from the Board a copy of the Minutes of the General Meeting or a section of them. However, the Board of Directors can state that the copy will be issued only after payment of related expenses, and to state a reasonable lump sum of these expenses.

6.4.7 The expenses accrued by the General Meeting proceedings are covered by the Company. The expenses connected with the participation in the General Meeting are carried by the shareholder, with the exception of expenses incurred by the fact that the Company did not maintain the proper procedure of General Meeting cancellation or by the date change according to Article 6.2.9 of these Articles.

6.4.8 The Rule of Procedure approved by the General Meeting details the General Meeting matters.

7.       Board of Directors
         ------------------

7.1 The Board of Directors is a statutory body of the Company that manages the Company's activity and acts on its behalf according to article 3 of the Articles of Association. If the Company was dissolved, or a declaration of its bankruptcy filed, the Board of Directors will perform its activity only to such extent in which it was not transferred to the assessor or the forced administrator. It rules in all Company matters which are not limited by the Commercial Code or reserved by the Articles of Association of the Company for the activities of the General Meeting or the Supervisory Board.

         The Board of Directors, in particular:

         a) insures business, as well as proper accounting management of the Company,

         b) calls General Meetings according to the procedures established by the Articles of Association and secures for this purpose an excerpt from the Issuers Registry,

         c)     secures  and   submits  to  the  General   Meeting  and  to  the
                Supervisory Board:

                - a financial statement,

                - proposals for profit sharing, processed under conditions given in Section 178 of the Commercial Code, or proposals for loss compensation,

                - a report on entrepreneurial activities,  handling the property and the annual report of the Company according to general mandatory legal regulations,

                - proposals to items according to article 6.1 of these Articles,

         d) decides about the relations adjustment between the Company and members of the Company's governing bodies, especially on the basis of the General Meeting's decisions pertaining to sharing and payment of bonuses and royalties approved by the General Meeting,

         e) appoints and recalls the General Director of the Company and concludes a contract with him regarding the scope of his work and his duties,

         f)     appoints and recalls other employees of the Company according to
                Section 27 of the Labour Code,

         g) proposes members of bodies into the companies with an investment participation in the Company,

         h)     grants a power of attorney,

         ch)    selects an accounting auditor of the company,

         i)     files  petition  for  bankruptcy  at  the   appropriate   court,
                providing the conditions according with the special law are met,

         j) secures and submits proposals for record amendments in the Commercial Code and completes the collection of records in the Commercial Code,

         k) ensures the fulfillment of reporting duties of the Company in accordance with general legal provisions,

         l) exercises the employer's rights towards the Company's employees in accordance with labor-law regulations,

         m) approves the voting order of the Supervisory Board members selected from the employees.

7.2      Election and Withdrawal of the Board of Directors' Members

7.2.1 The Board of Directors consists of 11 members elected and withdrawn by the General Meeting. The Board of Directors is elected for five-year period. The function of a member of the Board of Directors cannot be
                  --------------------------------------------------------------
         substituted.
         -----------

7.2.2 A member of the Board of Directors can withdraw from the function by his/her written statement delivered to the Board of Directors. In such a case his/her function expires on the date, when his/her withdrawal has been or should have been discussed by the Board of Directors, if both parties do not agree upon other term.

7.2.3 The Board of Directors which number of members has not dropped under a half has the right to appoint substitute members of the Board of Directors instead of the members whose membership ceased or who have withdrawn from their functions for the period till the next General Meeting.

7.3      Board of Directors Function

7.3.1 The Board of Directors elects its Chairman out of its members, who organizes its activities, chairs its meetings, and acts on behalf of the Board of Directors outwardly. The Board of Directors has right to withdraw its Chairman any time. Furthermore, the Board of Directors elects the Deputy Chairman who substitutes the Chairman if the latter is not present.

7.3.2 The meetings of the Board of Directors are called by the Chairman. If not agreed otherwise by all members of the Board of Directors, the meetings are called by a written notice that shall be delivered to all members of the Board of Directors at least eight days prior to the meeting. The notice must include the agenda of the meeting.

         As a rule, the meetings are held at the place stated by the Chairman of the Board of Directors at least quarterly. The Chairman shall call the meeting whenever it is requested by at least two members of the Board of Director. If the Chairman has not called the meeting, though he was obliged to do it, any member of the Board of Directors has the right to call it.

7.3.3 Any member of the Board of Directors has one vote on voting. Simple majority of votes of the members present is needed to pass a decision. In case of equality of votes, the one of the Chairman is decisive.

7.3.4 The meeting of the Board of Directors constitutes a quorum, if at least four members of the Board of Directors are present. If a member of the Board of Directors, who cannot take part in the meeting, wants to express his/her opinion to a matter included on the agenda, he/she must do it in writing, while his/her opinion is not considered the valid vote.

7.3.5 The Board of Directors can also take decisions out of the meeting, and that by written decision signed by all members of the Board of Directors elected at the time. Such decision is of the same force and effectiveness as if it would have been taken on the meeting of the Board of Directors called and held in regular way. The signatures of the members of the Board of Directors need not be in the same document, if each of the members put his/her signature under the full text of the decision.

         The decisions made in such a way must be put in the minutes of the immediately following meeting of the Board of Directors.

7.3.6 A person charged by the Board of Directors elaborates the minutes of the meeting and decisions that are signed by the Chairman of the Board of Directors and by the person. The minutes must include the names of the members of the Board of Directors who voted against individual decisions of the Board of Directors or abstained.

7.3.7 The Board of Directors gives procuration, and may authorize one or more natural persons to make a legal act or certain types of legal acts on behalf of the Company.

7.4      Duties of the Members of the Board of Directors

7.4.1 The members of the Board of Directors shall act with due diligence on performing their functions and to keep the confidential information and facts which disclosure to the third persons would cause damage to the Company secret.

7.4.2 The members of the Board of Directors have to respect the limitations relating to the restraint of trade as follows from Section 196 paragraph 1 of the Commercial Code.

7.4.3    Consequences  of breach of  duties  as stated in  paragraphs  7.4.1 and
         7.4.2 follow from general mandatory legal regulations.

7.4.4 The members of the Board of Directors shall be liable to the Company for the damage caused by breach of his/her duties on performing his/her function under conditions and to the extent as stated by general legal regulations. If the damage is caused by more members of the Board of Directors, they shall be liable for it jointly and severally.

8.       Supervisory Board
         -----------------

8.1 The Supervisory Board is an inspection body of the Company. It supervises performance of the Board of Directors and implementation of the Company's activities. Particularly, the Supervisory Board:

         a) verifies the procedures relating to the Company's matters whenever it examines accounting documents and files of the Company;

         b) puts forward proposals for discussing matters by the Board of Directors and at the next General Meeting;

         c)    reviews   yearly   financial   statements   and   proposals   for
               distribution of profit, and submits a report on the review results to the General Meeting every year;

         d) takes part in the General Meeting or sends its representative out of its members to the General Meeting;

         e) represents the Company in the dispute against a member of the Board of Directors, if any;

         f) calls the General Meeting, if it is in the interest of the Company;

         g)     performs further tasks designated by the Law.


8.2      Election and Withdrawal of the Supervisory Board's Members

8.2.1 The Supervisory Board has three members. Two of the members are elected by the General Meeting, and the third one is elected and withdrawn by the Company's employees. The Board of Directors specifies organization and method of election of this member. The function of the Supervisory Board's member cannot be substituted.

8.2.2 The Supervisory Board's member may withdraw from his/her function by written notice delivered to the Supervisory Board. In this the performance  of  his/her  function  expires on the date,  when  his/her withdrawal was discussed or should have been discussed by the Supervisory Board, if both parties have not agreed upon other term.

8.2.3 The Supervisory Board which number of members elected by the General Meeting has not dropped under a half may appoint substitute members till the next General Meeting.

8.2.4 A member of the Board of Directors or Company's Auditor may not become a member of the Supervisory Board.

8.2.5    The Supervisory Board's member is elected for five years.


8.3      Supervisory Board Function

8.3.1 The Supervisory Board elects its Chairman out of its members, who organizes the Supervisory Board activities, chairs its meetings, and acts on its behalf outwardly. The Supervisory Board has the right to withdraw its Chairman any time.

8.3.2 The Supervisory Board shall always decide on the meeting called and held in compliance with the regulations of Articles 8.3.4 through 8.3.8, with the exception of the case as presupposed in the provision of Article 8.3.3.

8.3.3 The written decision of the Supervisory Board made out of the Supervisory Board's meeting and signed by all its members elected at the time is of the same force and effectiveness as if it would have been taken on the meeting of the Supervisory Board called and held in regular way. The signatures of the members of the Supervisory Board need not be in the same document, if each of the members put his/her signature under the full text of the decision. The decisions made in such a way must be put in the minutes of the next meeting of the Supervisory Board.

8.3.4 The Supervisory Board's meeting is called by its Chairman at least twice a year. However, the meeting shall be called whenever it is requested by two of the Supervisory Board's members in writing and with specification of the reason.

         If the Chairman has not called the meeting, though he was obliged to do it, any member of the Supervisory Board has the right to call it. During absence of the Supervisory Board Chairman, the meetings are called and chaired by an authorized member of the Supervisory Board.

8.3.5 The members of the Supervisory Board must be informed of the meeting and its agenda at least 8 days beforehand. If they are not informed in this way, the meeting may be held only if those members who have not received any of the above information are present and agree with the meeting.

8.3.6 The Supervisory Board's meeting constitutes a quorum, if absolute majority of the Supervisory Board's members is present and if all members have been informed of the meeting in regular way and agreed with it according to the provision as stated in Article 8.3.5.

8.3.7 Minutes of the Supervisory Board's meeting are elaborated and signed by the Chairman of the Supervisory Board. The invitations to the meeting shall be attached to the minutes that include brief description of the meeting's content. The minutes must include the names of the members of the Supervisory Board who voted against individual decisions of the Supervisory Board or abstained.

8.3.8 Each member of the Supervisory Board has one vote on voting in the Supervisory Board. Majority of votes of the Supervisory Board's members is needed to pass a decision.

8.3.9 Limitations and duties as stated in Article 7.4 apply also to the members of the Supervisory Board.


9.       Economy of the Company
         ----------------------

Accounting period of the Company is the calendar year.

9.1      Reserve Fund

9.1.1 Reserve Fund of the Company amounted to 98,024 thousand CZK on its establishment which is yearly replenished minimally by a sum that represents five percent of the net profit of the Company for the last accounting period, and that up to the level of 20% of the basic capital of the Company at the time. The Reserve Fund thus created may only be used to cover the losses, and the General Meeting takes the decision about it.

9.1.2 The General Meeting decides about creating the possible Reserve Fund above the level of 20% of the basic capital.

9.1.3    If  the  Company   shows  in  its   accounting   own  shares  or  scrip
         certificates,  it has to create a Reserve Fund according to Section 161
         d) paragraph 2 of the Commercial Code.

9.1.4 The sum from the basic capital decrease approved by the General Meeting, designated to cover future losses up to 10 percent of the basic capital, is transferred into the Reserve Fund according to
         Section 216a, paragraph 1c of the Commercial Code.

9.1.5 The Board of Directors decides about the use of that part of the Reserve Fund which was formed according to article 9.1.1 above the level of 20%, and/or about that part of the Reserve Fund created according to articles 9.1.3 and 9.1.4, unless stipulated by the Law or the Articles of Association that the appropriate decision falls into the jurisdiction of the General Meeting.


9.2      Social Fund

9.2.1 The Company creates the Social Fund in accordance with legal regulations.

9.2.2 The level of allocation from the profit is approved by the General Meeting. The principles of use of this Fund are approved by the Board of Directors.


9.3      Yearly Financial Statements

9.3.1 The Board of Directors ensure elaboration of the yearly financial statements and proposal of profit distribution. The yearly financial statements verified by the auditor and reviewed by the Supervisory Board are submitted to the General Meeting. At the same time, the Supervisory Board shall submit to the General Meeting a report on results of the review.

9.3.2 The yearly financial statements must be elaborated in the way conforming to the general mandatory legal regulations and principles of proper accounting in such a way that they give full information of property and financial situation of the Company and of the level of profit or loss achieved in the last commercial year.


9.4      Distribution of Company's Profit and Loss Compensation

9.4.1 The General Meeting decides on distribution of the Company's profit on the basis of a Board of Directors' proposal as reviewed by the Supervisory Board.

9.4.2 The profit of the Company as achieved in relevant accounting period shall be allocated for dividends and directors' fee after deduction of sums allocated for taxes, allotment to the Reserve Fund and other purposes as approved by the General Meeting. The Company has not the right to distribute the profit (dividends) among its shareholders, to state the profit sharing (directors' fee) for the members of the Board of Directors and Supervisory Board or profit sharing for its employees in the case when the net trading property of the Company as determined from the yearly financial statements by the last day of the accounting period is or would be, in the result of the profit distribution, lower than the basic capital of the Company increased by the following items:

         - subscribed nominal value of shares, if the shares of the Company have been subscribed to increase the basic capital, and the new basic capital has not been registered in the Commercial Register by the date of elaboration of the financial statements;

         - the part of the Reserve Fund formed out of the profit that can be used only for compensation of the Company's losses;

         - Reserve Fund created according to Sections 161d and 216a of the Commercial Code.

9.4.3 This does not exclude the General Meeting's decision that a part of the profit will be used to increase the basic capital of the Company and/or will stay undivided.

9.4.4 The General Meeting decides about the way of loss compensation in accordance with relevant provisions of the Commercial Code.


9.5      Dividend

9.5.1 The shareholder's right to dividend shall arise from the decision of the General Meeting.

9.5.2 The shareholder who has been the owner of a share of the Company by the date stated by the General Meeting that has decided on payment of the dividend and who has been identified as the owner of the share in the extract from the Issuer's Registry held by the Securities Centre has the title to the dividend.

9.5.3 The due date is specified by the General Meeting that has decided on payment of the dividend. If it has not decided, the dividend has a three month payment term from the day when the General Meeting ruled on profit sharing.

9.5.4 The title of dividend is forfeited after a four year prescriptive period beginning from the due date. The dividend stored with the Company is not put out interest.

9.6      Bonuses and Royalties of the members of the Company's bodies

         Based on the ruling of the General Meeting, the members of the Company's bodies have the title to remuneration and profit sharing (directors' fee) for performance of their functions according to article 7.1, letter d) of these Articles. Furthermore, they have the right to compensation for all expenses incurred in connection with performance of their functions.


10.      Increase in the Basic Capital of the Company
         --------------------------------------------

10.1 Any increase in the basic capital of the Company is decided by the General Meeting. This does not affect the competency of the Board of Directors according to the article 10.3. The General Meeting's notification related to the increase in the basic capital shall include the required data according to Section 202 of the Commercial Code.

10.2     The company can increase the basic capital

         a) by subscription of new shares, including the new shares according to Section 203 of the Commercial Code, providing the shareholder has paid in full the issue rate of prior issued shares. This limitation does not apply if the basic capital is being increased by share issue and the issue rate is paid in non-cash deposits. The shares can be subscribed only by those non-cash deposits approved by the General Meeting according to article 6.3.3 c) of the Articles of Association and cannot be appraised in the subscriber document with different value than approved by the General Meeting,

               Each shareholder has a priority right to subscribe a part of the new company shares in the range of his company's basic capital share, providing the shares are subscribed by cash deposits. In the General Meeting resolution on an increase of the basic capital the priority right can be deleted or limited only in a dire interest of the company. The limited priority right can be extended in equal measure to all shareholders. To delete the priority right is only possible for all shareholders. For the share subscription a procedure stated in Sections 204 and 204a of the Commercial Code is used.

         b) From the Company's own resources and after the approval of annual or extraordinary financial statements the General Meeting can decide that the profit, after allotment to the reserve fund, to its part or to another own resource allocated in the annual financial statement in liabilities, will be used for the increase of the basic capital according to Section 208, paragraph 2 - 6 of the Commercial Code. The shareholders are participating in the basic capital increase according to the nominal value of their shares. The basic capital increase is influenced by the Company's own shares and even the shares of the Company which are in the hands of a person controlling the Company or a person controlled by another person. The basic capital increase is materialized by either subscription of new shares which are divided among shareholders as bonus shares according to the ratio of nominal value shares, or by the increase of nominal value of existing shares. The increase procedure is ruled by the provisions of the law Section 209, paragraph 2 - 6 of the Commercial Code.

         c) by a combined method on the basis of the General Meeting decision according to Section 209a of the Commercial Code, when the issure rate can be, according to the conditions in Section 209a, paragraph 1, covered by own sources of the Company declared in the financial statement in the liabilities of the Company. The section 158, paragraph 2 of the Commercial Code is not affected. The basic capital increase by non-cash deposits or the deletion or limitation of the priority right is in this instance not acceptable. The increase procedure is ruled by the provisions of the law Section 209 of the Commercial Code.

         d) conditionally, by subscribing priority and tradable obligations according to Section 160 of the Commercial Code, when the sum of the conditional basic capital increase cannot exceed one half of the basic capital. The increase procedure is ruled by the provisions of Section 207 of the Commercial Code.

10.3 By the approval of the General Meeting the Board of Directors can be authorized to increase the basic capital according to Section 210 of the Commercial Code by subscription of shares, or from own Company sources, except for non-distributed profit by up to one third of the basic capital at the time of Board of Director's negotiations about the basic capital increase. The Board of Directors cannot be authorized to subscribe shares in the form of non-cash deposits. The authorization can be granted for the period of two years from the day when the General Meeting, which approved the authorization for the basic capital increase, was held.

10.4 The Company is entitled to issue securities specified as equity warrants, according to Section 217a) of the Commercial Code, to apply the priority right according to Sections 160 and 204a) of the Commercial Code.

10.5 Prior to recording the basic capital increase into the Commercial Register, the Company (deposit administrator) shall issue a written confirmation to the subscriber according to Section 168 of the Commercial Code. After the record is completed, the company shall substitute an scrip certificate of shares for the confirmation according to Section 168 of the Commercial Code. The subscriber is obliged to pay the issue rate of subscribed shares within twelve months from the decision of the General Meeting.

10.6 The basic capital increase is effective from the day of the record of its amount into the Commercial Register.

10.7 In case the subscriber does not pay the issure rate of the shares in due time, he cannot exercise the right of voting connected with the shares, and the Board of Directors has to follow Sections 177 and 182 of the Commercial Code on account of him.

11.      Decrease in the Basic Capital of the Company
         --------------------------------------------

11.1 The General Meeting decides on decrease in the basic capital of the Company. The invitation for or the notice about the General Meeting and the decision of the General Meeting has to contain all particulars according to Section 211 and/or 212 of the Commercial Code. The Board of Directors shall submit the proposal for recording the basic capital decrease into the General Meeting resolution according to Section 211, paragraph 4 of the Commercial Code, as well as the proposal for recording the basic capital decrease, according to Section 216, paragraph 1 of the Commercial Code, into the Commercial Register. The basic capital cannot be decreased under the limit set in Section 162 of the Commercial Code. With the basic capital decrease the collection of creditors' debts has not to be worsened. The Board of Directors is obliged to inform creditors about the basic capital decrease according to Section 215, paragraph 1 of the Commercial Code.

11.2 The basic capital decrease can be made in ways and under conditions mentioned in provisions of Sections 213 through 216b) of the Commercial Code.

11.3 The basic capital shall be decreased starting the day of the record in the Commercial Register.

12.      Dissolution of the Company
         --------------------------

12.1 The Company may be dissolved with liquidation or without liquidation if its basic capital has passed to a successor. Liquidation is also not required if the proposal for bankruptcy declaration due to insufficient property is dismissed or if no property is left after the Company bankruptcy.

12.2     The Company is dissolved:

         a)    on the day of the General Meeting decision,

         b) on the day of court decision concerning the company dissolution, issued on the basis of the proposal of persons and for reasons specified in Section 68, paragraph 6 of the Commercial Code, or otherwise on the day when this decision becomes legally effective,

         c) by the decision of the General Meeting concerning Company takeover, merger or splitting, or its modification into another form of trading company or cooperative,

         d) by cancellation of bankruptcy after the schedule is met or cancellation of bankruptcy due to insufficient property of the Company to cover bankruptcy costs, or by dismissing the proposal for bankruptcy declaration due to insufficient property.

12.3 In case the proposal for bankruptcy declaration is dismissed for other reason than insufficient Company property, the Company is not considered as dissolved. If some property is left after the Company bankruptcy, the Company will be dissolved.

12.4     If company is dissolved:

         a) with a legal successor, the shareholder rights shall follow provisions of Section 220a) of the Commercial Code,

         b) with liquidation, the remaining assets are distributed among the shareholders according to Section 220 of the Commercial Code.

12.5 The Company is dissolved on the day of its deletion from the Commercial Register.


13.      Final Provisions
         ----------------

13.1 Origination, legal status and dissolution of the Company, as well as all legal relations resulting from the Articles of Association and the Company and labour and other relations within the Company are subject to general mandatory legal regulations of the Czech Republic.

13.2 Any disputes between the shareholders and the Company, between the Company and the members of its bodies as well as the ones between shareholders with regard to their participation in the Company will be settled out of court. If failed, the dispute shall be put before and settled by relevant Czech court.

13.3     Period and Method of Storage of the Company's Documents

13.3.1 The minutes of the General Meetings along with notifications of the General Meetings and lists of persons present, the minutes of the meetings of the Board of Directors and Supervisory Board, as well as the invitations to these meetings along with the lists of person present are stored in the Company's files for the whole period of its existence.

13.3.2 All contracts of the Company must be stored in the Company's files for the period of at least ten years after cessation of the contractual relation, if the general mandatory regulations do not state a longer period. In case that the period expires in the time, when the Company has not already existed, the duty of filing shall be transferred to the legal successor of the Company. In case that there is no legal successor, the liquidator shall ensure document storage in compliance with valid regulations on filing.

13.4     Announcements, publishing and records into the Commercial Register

13.4.1 The Company announces the main facts of dividend payout by the way specified in Section 178, paragraph 10 of the Commercial Code.

13.4.2 The Company publishes the main data of the financial statement by the way specified in article 6.2.2 and announces the time and place where the financial statement lays open to Company shareholders inspection.

13.4.3 The Company mails an annual report to the Ministry of Finance of the Czech Republic and to the Center of Securities according to the Act on Securities.

13.4.4 The Company makes accessible the annual report on its premices, in accordance with the Act on Accounting.

13.4.5 The Company makes accessible the annual report at the General Meeting, where the financial statement is discussed, according to the Act on Securities.

13.4.6 The duty to publish data set by the Commercial Code is completed by their publishing in the Commercial Bulletin.

13.4.7 The facts set by general mandatory legal regulations, by the Articles of Association and by the resolution of the General Meeting are announced by the Company in the Commercial Bulletin.

13.4.8 The Board of Directors shall submit a proposal for the record of all facts, specified by the Commercial Code, into the Commercial Register, and shall secure that the documents are stored in the files of the Commercial Register according to Section 27a) paragraph 2 of the Commercial Code.

13.5     Interpretation

In case some of the provisions of the Articles of Association become invalid, ineffective or disputable, either due to valid laws or due to their changes, or in case some provisions are missing, the remaining provisions of the Articles of Association are not affected.

The above mentioned provisions will be substituted either by a corresponding rule of law, which is with its character and purpose, the closest to the intended purpose of the Articles of Association, or by a common business solution.

14.     Changes in Articles of Association
        ----------------------------------

The Articles of Association can be changed only by a decision of the General Meeting. Two-third majority of votes of the shareholders present is needed to pass a decision.

If the Company decides on increase/decrease in the basic capital, distribution of shares, change of form or type of shares or limitation of transferability of inscribed shares or its change, the change comes into force by the date of the record of these facts in the Commercial Register. The other changes in the Articles of Association come into force in the moment, when the General Meeting makes the relevant decision, unless the General Meeting decision on the change in the Articles of Association or the law state that they come into force later.

The decision must be recorded in the form of a notarial record.